Exhibit 12.1

Cullen/Frost Bankers, Inc.

Statement Re: Computation of Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	9 Months Ended		Years Ended December 31,
	9-30-16	9-30-15	2015	2014	2013	2012	2011
Ratio Including Interest on Deposits:
Income before income taxes	$249,164	$257,904	$319,799	$336,024	$290,881	$308,475	$286,235
Interest expense—including interest on deposits	8,811	9,901	12,864	14,537	21,945	26,751	41,241
Estimated interest component of net rental expense	8,126	6,507	8,598	8,387	6,954	5,416	5,252

Earnings	$266,101	$274,312	$341,261	$358,948	$319,780	$340,642	$332,728

Interest expense—including interest on deposits	$8,811	$9,901	$12,864	$14,537	$21,945	$26,751	$41,241
Estimated interest component of net rental expense	8,126	6,507	8,598	8,387	6,954	5,416	5,252

Fixed charges	16,937	16,408	21,462	22,924	28,899	32,167	46,493

Preferred stock dividends	6,832	7,054	9,231	9,747	8,217	—	—

Fixed charges and preferred stock dividends	$23,769	$23,462	$30,693	$32,671	$37,116	$32,167	$46,493

Ratio of Earnings to Fixed Charges—Including Interest on Deposits	15.71	16.72	15.90	15.66	11.07	10.59	7.16

Ratio of Earnings to Fixed Charges & Preferred Stock Dividends—Including Interest on Deposits	11.20	11.69	11.12	10.99	8.62	10.59	7.16

Ratio Excluding Interest on Deposits:
Income before income taxes	$249,164	$257,904	$319,799	$336,024	$290,881	$308,475	$286,235
Interest expense—excluding interest on deposits	3,502	2,825	3,840	3,515	7,486	8,652	19,062
Estimated interest component of net rental expense	8,126	6,507	8,598	8,387	6,954	5,416	5,252

Earnings	$260,792	$267,236	$332,237	$347,926	$305,321	$322,543	$310,549

Interest expense—excluding interest on deposits	$3,502	$2,825	$3,840	$3,515	$7,486	$8,652	$19,062
Estimated interest component of net rental expense	8,126	6,507	8,598	8,387	6,954	5,416	5,252

Fixed charges	11,628	9,332	12,438	11,902	14,440	14,068	24,314

Preferred stock dividends	6,832	7,054	9,231	9,747	8,217	—	—

Fixed charges and preferred stock dividends	$18,460	$16,386	$21,669	$21,649	$22,657	$14,068	$24,314

Ratio of Earnings to Fixed Charges—Excluding Interest on Deposits	22.43	28.64	26.71	29.23	21.14	22.93	12.77

Ratio of Earnings to Fixed Charges & Preferred Stock Dividends—Excluding Interest on Deposits	14.13	16.31	15.33	16.07	13.48	22.93	12.77